UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

811-22781				December 13, 2021
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

Goldman Sachs Trust II
4. Address of principal executive office (number, street, city, state, zip code):

200 West Street, New York, NY 10282

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust II

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust II (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of April 30, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 2021, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from September 1, 2020, through April 30, 2021:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust II (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of April 30, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

December 13, 2021

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, MA 02210
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Schedule of Funds

Goldman Sachs Target Date Retirement Portfolio

Goldman Sachs Target Date 2025 Portfolio

Goldman Sachs Target Date 2030 Portfolio

Goldman Sachs Target Date 2035 Portfolio

Goldman Sachs Target Date 2040 Portfolio

Goldman Sachs Target Date 2045 Portfolio

Goldman Sachs Target Date 2050 Portfolio

Goldman Sachs Target Date 2055 Portfolio

Goldman Sachs Target Date 2060 Portfolio

Goldman Sachs GQG Partners International Opportunities Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund

Goldman Sachs Multi-Manager International Equity Fund

Goldman Sachs Multi-Manager U.S. Small Cap Equity Fund

Management Statement Regarding Compliance with Certain Provisions of the

Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust II, (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940, as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of April 30, 2021.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of April 30, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria
Principal Financial Officer and Treasurer of the Funds
Title Principal Financial Officer and Treasurer

Date 13-Dec-2021 | 14:45:53 EST

By:	/s/ Peter W. Fortner
Peter W. Fortner
Assistant Treasurer of the Funds
Title Assistant Treasurer of the Fund

Date 13-Dec-2021 | 11:05:28 EST

Appendix A

Fund Name
Goldman Sachs Target Date Retirement Portfolio
Goldman Sachs Target Date 2025 Portfolio
Goldman Sachs Target Date 2030 Portfolio
Goldman Sachs Target Date 2035 Portfolio
Goldman Sachs Target Date 2040 Portfolio
Goldman Sachs Target Date 2045 Portfolio
Goldman Sachs Target Date 2050 Portfolio
Goldman Sachs Target Date 2055 Portfolio
Goldman Sachs Target Date 2060 Portfolio
Goldman Sachs GQG Partners International Opportunities Fund
Goldman Sachs Multi-Manager Global Equity Fund
Goldman Sachs Multi-Manager Non-Core Fixed Income Fund
Goldman Sachs Multi-Manager Alternatives Fund
Goldman Sachs Multi-Manager Real Assets Strategy Fund
Goldman Sachs Multi-Manager International Equity Fund
Goldman Sachs Multi-Manager U.S. Small Cap Equity Fund

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust II

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust II (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of July 31, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2021, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from April 30, 2021 (the date of the most recent examination), through July 31, 2021:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust II (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of July 31, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

December 13, 2021

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, MA 02210
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Schedule of Funds

Goldman Sachs Target Date Retirement Portfolio

Goldman Sachs Target Date 2025 Portfolio

Goldman Sachs Target Date 2030 Portfolio

Goldman Sachs Target Date 2035 Portfolio

Goldman Sachs Target Date 2040 Portfolio

Goldman Sachs Target Date 2045 Portfolio

Goldman Sachs Target Date 2050 Portfolio

Goldman Sachs Target Date 2055 Portfolio

Goldman Sachs Target Date 2060 Portfolio

Goldman Sachs GQG Partners International Opportunities Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund

Goldman Sachs Multi-Manager International Equity Fund

Goldman Sachs Multi-Manager U.S. Small Cap Equity Fund

Management Statement Regarding Compliance with Certain Provisions of the

Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust II, (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940, as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of July 31, 2021 and from May 1, 2021 through July 31, 2021.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of July 31, 2021 and from May 1, 2021 through July 31, 2021, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria
Principal Financial Officer and Treasurer of the Funds

Title Principal Financial Officer and Treasurer

Date 13-Dec-2021 | 14:45:53 EST

By:	/s/ Peter W. Fortner
Peter W. Fortner
Assistant Treasurer of the Funds
Title Assistant Treasurer of the Fund

Date 13-Dec-2021 | 11:05:28 EST

Appendix A

Fund Name
Goldman Sachs Target Date Retirement Portfolio
Goldman Sachs Target Date 2025 Portfolio
Goldman Sachs Target Date 2030 Portfolio
Goldman Sachs Target Date 2035 Portfolio
Goldman Sachs Target Date 2040 Portfolio
Goldman Sachs Target Date 2045 Portfolio
Goldman Sachs Target Date 2050 Portfolio
Goldman Sachs Target Date 2055 Portfolio
Goldman Sachs Target Date 2060 Portfolio
Goldman Sachs GQG Partners International Opportunities Fund
Goldman Sachs Multi-Manager Global Equity Fund
Goldman Sachs Multi-Manager Non-Core Fixed Income Fund
Goldman Sachs Multi-Manager Alternatives Fund
Goldman Sachs Multi-Manager Real Assets Strategy Fund
Goldman Sachs Multi-Manager International Equity Fund
Goldman Sachs Multi-Manager U.S. Small Cap Equity Fund

Report of Independent Accountants

To the Board of Trustees of Goldman Sachs Trust II

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each of the series of Goldman Sachs Trust II (as set forth in the attached Schedule of Funds) (hereafter individually referred to as the “Fund”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of August 31, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and each Fund’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about each Fund’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Fund’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 2021, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from July 31, 2021 (the date of the most recent examination), through August 31, 2021:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by each Fund and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of each Fund and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by each Fund since our last report from the books and records of each Fund to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on each Fund’s compliance with specified requirements.

In our opinion, management’s assertion that each of the series of Goldman Sachs Trust II (as set forth in the attached Schedule of Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of August 31, 2021 with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of each Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

December 13, 2021

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Boston, MA 02210
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Schedule of Funds

Goldman Sachs Target Date Retirement Portfolio

Goldman Sachs Target Date 2025 Portfolio

Goldman Sachs Target Date 2030 Portfolio

Goldman Sachs Target Date 2035 Portfolio

Goldman Sachs Target Date 2040 Portfolio

Goldman Sachs Target Date 2045 Portfolio

Goldman Sachs Target Date 2050 Portfolio

Goldman Sachs Target Date 2055 Portfolio

Goldman Sachs Target Date 2060 Portfolio

Goldman Sachs GQG Partners International Opportunities Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund

Goldman Sachs Multi-Manager International Equity Fund

Goldman Sachs Multi-Manager U.S. Small Cap Equity Fund

Management Statement Regarding Compliance with Certain Provisions of the

Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A, each a series of Goldman Sachs Trust II, (individually, the “Fund”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940, as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of each Fund’s compliance with the requirements of Rule 17f-2, as of August 31, 2021 and from August 1, 2021 through August 31, 2021.

Based on this evaluation, we assert that each Fund was in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of August 31, 2021 and from August 1, 2021 through August 31, 2021, with respect to shares of beneficial interest of the underlying funds owned by each Fund and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ Joseph F. DiMaria
Joseph F. DiMaria
Principal Financial Officer and Treasurer of the Funds

Title Principal Financial Officer and Treasurer

Date 13-Dec-2021 | 14:45:53 EST

By:	/s/ Peter W. Fortner
Peter W. Fortner
Assistant Treasurer of the Funds
Title Assistant Treasurer of the Fund

Date 13-Dec-2021 | 11:05:28 EST

Appendix A

Fund Name
Goldman Sachs Target Date Retirement Portfolio
Goldman Sachs Target Date 2025 Portfolio
Goldman Sachs Target Date 2030 Portfolio
Goldman Sachs Target Date 2035 Portfolio
Goldman Sachs Target Date 2040 Portfolio
Goldman Sachs Target Date 2045 Portfolio
Goldman Sachs Target Date 2050 Portfolio
Goldman Sachs Target Date 2055 Portfolio
Goldman Sachs Target Date 2060 Portfolio
Goldman Sachs GQG Partners International Opportunities Fund
Goldman Sachs Multi-Manager Global Equity Fund
Goldman Sachs Multi-Manager Non-Core Fixed Income Fund
Goldman Sachs Multi-Manager Alternatives Fund
Goldman Sachs Multi-Manager Real Assets Strategy Fund
Goldman Sachs Multi-Manager International Equity Fund
Goldman Sachs Multi-Manager U.S. Small Cap Equity Fund